EXHIBIT 16





                          MILLWARD & CO.
                    2745 W. Cypress Creed Rd.
                     Ft. Lauderdale, FL 33309


                         August 22, 1997




Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously principal accountants for Teltronics, Inc. and on March 13, 1997, we reported on the consolidated financial statements of Teltronics, Inc. and subsidiaries as of and for the two years ended December 31, 1996. On August 22, 1997, we were dismissed as principal accountants of Teltronics, Inc. and subsidiaries. We have read Teltronics' statements included under Item 4 of its form 8-K for August 22, 1997, and we agree with such statements.


                                   Very truly yours,

                                   MILLWARD & CO.